Exhibit 99. (A)(1)(C)

SUMMARY OF TERMS

The following is a summary of terms (the “Summary”) about the Offer to Exchange Outstanding Options (the “Offer Document,” which, as it may be amended from time to time, constitutes the “Offer”) presented in a question and answer format. We urge you to read carefully the remainder of the Offer Document and the accompanying documents because the information in this Summary is not complete. We have included references to the sections of the Offer Document where you can find a more complete description of the topics in this Summary.

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE AND WHO CAN PARTICIPATE IN THE OFFER?

We are offering to exchange all stock options with exercise prices equal to or greater than $1.77 per share (the “Threshold Exercise Price”) currently outstanding under our 2000 Equity Incentive Plan (the “Plan”) and held by Eligible Participants (the “Eligible Options”). “Eligible Participants” are employees of Blue Martini Software, Inc. (the “Company” or “Blue Martini”) or one of its subsidiaries as of Monday, November 4, 2002 who continue to be employed by Blue Martini or one of its subsidiaries through the expiration date of the Offer. The Company’s CEO, CFO and directors are not eligible to participate in the Offer. Employees of the Company (or one of its subsidiaries) who are on active status on the date the Offer expires are Eligible Participants. In addition, employees of the Company (or one of its subsidiaries) who are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence are also Eligible Participants, even if they do not return to active status before the date the Offer expires. However, an employee who is on a leave of absence for any other reason and does not return to active status before the Offer expires, or an employee whose employment with the Company terminates for any reason at any time before the Offer expires, is not an Eligible Participant. (See Section 1 of the Offer Document.)

Q2.	WHY ARE WE MAKING THE OFFER?

Blue Martini’s compensation philosophy is to retain and motivate our employees through appropriate levels of cash and equity compensation. Many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock. For that reason, we believe that these options are unlikely to be exercised in the near future and are not providing proper incentives for our employees. By making this Offer, we believe we will be able to improve employee morale and provide a proper incentive to our employees by realigning our compensation programs to more closely reflect current market and economic conditions. (See Section 2 of the Offer Document.)

Q3.	ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of general conditions, including the conditions described in Section 6 of the Offer Document, that may lead the Company to terminate or amend the Offer. However, if you are an Eligible Participant with Eligible Options, the only conditions specific to your participation (assuming that the Offer is not terminated or amended) are that you submit your Election Form before the deadline, and that you exchange all of your Eligible Options. You cannot choose to exchange only some of your Eligible Options. You should note that the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4.	HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

If you choose to participate in the Offer under the terms described in the Offer Document, your Eligible Options will be exchanged for a new option (a “Replacement Option”) on a one-for-one (1:1) basis on Thursday, December 5, 2002 (or a later date if the Company extends the Offer), provided that you remain an Eligible Participant on that date. For example, if you have Eligible Options for 10,000 shares and choose to participate in the Offer, you will receive a Replacement Option for 10,000 shares in exchange for the cancellation of your Eligible Options.

Replacement Options will be issued under the 2000 Equity Incentive Plan. (See Section 8 of the Offer Document.)

Q5.	WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

Replacement Options will be granted on Thursday, December 5, 2002 (or a later date if the Company extends the Offer). We expect to distribute your Replacement Option stock option agreement promptly following the date of grant.

Q6.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

The exercise price, expiration date and vesting schedule of the Replacement Options will be different than the Eligible Options. In addition, none of the Replacement Options will be early exercisable or allow for payment with a promissory note. In all other aspects, the terms and conditions of the Replacement Options will be substantially the same as the Eligible Options that are exchanged. See below for a discussion of the exercise price, expiration date and vesting schedule of the Replacement Options.

Q7.	WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

The Replacement Options will have an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant. In the event that our Common Stock is not reported on the Nasdaq National Market as of such date, the exercise price will be the fair market value as determined by our Board of Directors. We cannot guarantee that the exercise price for your Replacement Option will be lower than the exercise price for the Eligible Options that you exchange. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your Eligible Options. (See Section 7 of the Offer Document.)

Q8.	WHEN WILL MY REPLACEMENT OPTION EXPIRE?

Your Replacement Option will expire at 11:59 p.m., Pacific Time, on the nine-month anniversary of the grant date of the Replacement Option (so long as you remain employed by or continue to provide service to Blue Martini throughout this time). If your employment terminates before then, your Replacement Option will expire on the earlier of the nine-month anniversary of the grant date or the three-month anniversary of the date your employment terminated.

Q9.	WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

Each Replacement Option will vest in five equal monthly installments beginning thirty days after the date of grant, so that it will be fully vested on the five-month anniversary of the date of grant.

Q10.
IF I AM AN ELIGIBLE PARTICIPANT EMPLOYED OUTSIDE OF THE UNITED STATES WHO HOLDS ELIGIBLE OPTIONS UNDER THE COMPANY’S 2000 EQUITY INCENTIVE PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THE OFFER?

If you are an Eligible Participant employed outside of the United States who holds Eligible Options, you may participate in the Offer under the same terms as described herein. International employees should also refer to Appendix A to the Offer Document entitled “Guide to International Tax Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are employed.

Q11.	IF I HAVE INCENTIVE STOCK OPTIONS THAT ARE ELIGIBLE OPTIONS, WHAT HAPPENS IF I CHOOSE NOT TO EXCHANGE THEM IN THE OFFER?

Choosing not to exchange your Eligible Options will not subject you to U.S. Federal Income Tax. We do not believe that this Offer will change any of the terms of your Eligible Options if you do not accept the Offer. However, the IRS may characterize the Offer to you as a “modification” of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options’ holding period to qualify for favorable tax treatment and could cause a portion of such options to be treated as nonqualified stock options.

If you choose not to exchange your Eligible Options and they include incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences if you later exercise those options and sell the Common Stock that you receive upon exercise.

Q12.	HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION?

The shares subject to your Replacement Option will vest in five equal monthly installments beginning thirty days after the date of the grant, so that it will be fully vested five months after the date of grant. You will be able to exercise and sell shares subject to your Replacement Option as they vest. For example, after the first month after the grant date, you will be able to exercise and sell 20% of the shares subject to your Replacement Option. You will not be able to exercise and sell any shares subject to your Replacement Option that have not vested.

Q13.	IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS, WILL THAT DECISION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Option.

Q14.	IF I CHOOSE TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I EXCHANGE JUST SOME OF THEM?

You can only exchange all or none of your Eligible Options. For example, if you hold an option with an exercise price of $5.00 per share and a second option with an exercise price of $1.77 per share, you cannot choose to accept this Offer with respect to the first option but not the second option. You must exchange all or none of your Eligible Options.

Q15.	IF I HAVE STOCK OPTIONS WITH EXERCISE PRICES BELOW $1.77 PER SHARE, WHAT HAPPENS TO THOSE OPTIONS IF I EXCHANGE ELIGIBLE OPTIONS?

Nothing. Regardless of whether or not you choose to exchange your Eligible Options under this Offer, there will be no change to your current options with exercise prices below $1.77 per share. Such options will remain subject to the same terms and conditions under the Plan and your applicable stock option agreement as existed before the Offer.

Q16.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant a Replacement Option to you. If you are a non-U.S. employee and you accept the Offer, please refer to Appendix A for information about the tax treatment in your country. We recommend that you consult with your tax advisor to determine the tax consequences or potential social insurance contribution consequences (for non-U.S. employees) of accepting the Offer. (See Section 12 to the Offer Document if you are a U.S. employee and Appendix A to this document entitled “Guide to International Tax Issues” if you are a non-U.S. employee.)

Q17.	IF MY ELIGIBLE OPTIONS INCLUDE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTION ALSO BE AN INCENTIVE STOCK OPTION, OR WILL IT BE A NONQUALIFIED STOCK OPTION?

If you exchange incentive stock options, the Company will grant you incentive stock options as a Replacement Option to the maximum extent permitted by the Internal Revenue Code. If you exchange nonqualified stock options, the Company will grant you nonqualified stock options as a Replacement Option. (See Section 12 of the Offer Document for a discussion of the federal tax consequences of incentive stock options and nonqualified stock options.)

Q18.	WHAT HAPPENS TO MY STOCK OPTIONS IF THE COMPANY EFFECTS A PROPOSED REVERSE STOCK SPLIT?

On November 12, 2002, the Company will hold a special meeting of our stockholders to vote on whether to implement a reverse stock split of our Common Stock. Following stockholder approval, our Board of Directors will have the discretion to decide whether to effect the reverse split and, if so, to select an exchange ratio ranging from one-for-five to one-for-twelve. If the reverse split is implemented, the number of outstanding shares of our Common Stock will be reduced in proportion to the selected exchange ratio. As a result of the reverse split, the price per share of our Common Stock will correspondingly increase, according to the same ratio immediately after the reverse split.

The number of shares subject to your current options will decrease and the exercise price will correspondingly increase in proportion to the selected exchange ratio. All outstanding shares of our Common Stock will be reduced by the same ratio, so that immediately after the reverse split the shares underlying your option will represent the same percentage ownership of the Company as immediately before the reverse split. (See Section 14 of the Offer Document.)

Q19.	WHAT HAPPENS TO THE TERMS OF THE OFFER IF THE COMPANY EFFECTS THE PROPOSED REVERSE STOCK SPLIT BEFORE THE EXPIRATION OF THE OFFER?

If the Company effects the reverse split before the Offer expiration date, the Threshold Exercise Price used to determine Eligible Options will be increased in proportion to the exchange ratio selected by our Board, so that any options that were Eligible Options before the reverse split will be Eligible Options after the reverse split. All other terms and conditions of the Offer will remain the same.

As an example, assume that you hold a stock option grant to purchase 20,000 shares of our Common Stock at an exercise price of $5.00 per share and that the Company effects a one-for-ten reverse split before the termination of this Offer. After the one-for-ten reverse split, your stock option grant will be adjusted so that you will have an option to purchase 2000 post-split shares our Common Stock at an exercise price of $50.00 per share. The Threshold Exercise Price used to determine Eligible Options also will be adjusted so that any outstanding options with exercise prices equal to or greater than $17.70 per share granted under the Plan to Eligible Participants will be Eligible Options. Your stock option, which was an Eligible Option before the reverse split, will continue to be an Eligible Option after the reverse split. If you wished to participate in the Offer, you could exchange your stock option for a Replacement Option to purchase 2000 post-split shares at an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the last market trading day before the date of grant of the Replacement Option.

As a further example, assume you hold a second stock option to purchase 5000 shares of our common stock at an exercise price of $1.00 per share before the same one-for-ten reverse split. After the reverse split, your second option will be adjusted so that you will have an option to purchase 500 post-split shares at an exercise price of $10.00 per share. As in the example above, the Threshold Exercise Price for Eligible Options in this Offer will be adjusted to $17.70.

Your second stock option was not an Eligible Option before the reverse split, and it will not be an Eligible Option after the reverse split. You will continue to hold your second stock option subject to the terms and conditions of the Plan whether or not you exchange your first stock option in the Offer. (See Section 14 of the Offer Document.)

Q20.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The Offer expires on Wednesday, December 4, 2002, at midnight, Pacific Standard Time, unless the Company extends it.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than midnight, Pacific Standard Time, on Wednesday, December 4, 2002. (See Section 15 of the Offer Document.)

Q21.	WHAT DO I NEED TO DO?

To accept this Offer, you must complete and sign the Election Form and deliver the Election Form to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer). Even if you choose not to participate in the Offer, the Company asks all Eligible Participants to return your Election Form. The Election Form may be sent via mail, courier, hand delivery or facsimile. Marlene Manzanares is located at Blue Martini’s corporate headquarters at 2600 Campus Drive, San Mateo, California, 94403. Marlene Manzanares’s direct facsimile number is (650) 356-7500. Election Forms must be received before midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration date if the Company extends the Offer), not just mailed (or otherwise sent) by the expiration time. If Election Forms are sent by facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer Document or related documents to Lara Williams via e-mail to lara@bluemartini.com or via telephone at (650) 356-7633. You should review the Offer Document, the Election Form and all of their attachments before making your election.

If we extend the Offer beyond Wednesday, December 4, 2002, then you must sign and deliver the Election Form before the extended expiration date. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of midnight, Pacific Standard Time, on Wednesday, December 4, 2002 (or a later expiration deadline if the Company extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer Document.)

Q22.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS CHOICE TO ACCEPT OR REJECT THE OFFER?

You may change your previous choice to accept or reject the Offer at any time before midnight, Pacific Standard Time, on Wednesday, December 4, 2002. If we extend the Offer beyond that time, you may change your previous choice at any time until the extended expiration deadline. To change your choice, you must deliver a Notice of Change in Election Form to Marlene Manzanares before the Offer expires. If you change your choice from “reject” to “accept” you will also be required to fill out and deliver a new Election Form. You may change your choice as many times as you want. (See Section 4 of the Offer Document).

Q23.	WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

Nothing. If you do not accept the Offer, you will keep all of your current options and you will not receive a Replacement Option. No changes will be made to your current options. (See Section 12 of the Offer Document for a discussion of any possible “modification” to your current incentive stock options in the event that you choose not to exchange your Eligible Options).

Q24.	UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

We currently expect we will accept all Eligible Options that are properly submitted for exchange and for which the choice has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options if we determine they were not properly executed or delivered, if we determine it is unlawful to accept the exchanged options or if certain conditions exist which in our reasonable judgment make it inadvisable to proceed with the Offer. (See Section 3 of the Offer Document).

Q25.	AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

This Offer is a one-time offer and is not expected to be repeated in the future. Please note that unlike prior stock options granted under the Plan, which generally are valid for up to ten years from the date of initial grant (subject to continued service with the Company), your Replacement Option will expire nine months after the date it is granted. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q26.	WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Lara Williams via e-mail at lara@bluemartini.com or via telephone at (650) 356-7633. In addition, there will be a company-wide meeting to present and discuss information about the Offer.